Securities and Exchange Commission
Washington, DC 20549

June 26, 2001

Ladies and Gentlemen:

We were previously principal accountants for Isramco, Inc. and, under the date of March 31, 2001, we reported on the consolidated financial statements of Isramco, Inc. and subsidiaries ("Isramco") as of and for the years ended December 31, 2000 and 1999. On June 21, 2001, we were notified that our appointment as principal accountants was terminated. We have read Isramco's statements included under Item 4 of its Form 8-K dated June 26, 2001, and we agree with such statements except that we are not in a position to agree or disagree with Isramco's statements that after an evaluation of services provided by a number of independent accounting firms, the Board of Directors of the Company has decided to engage Mann Frankfort Stein & Lipp as the Company's independent accountants, that the decision to change independent accountants was approved by the Board of Directors of the Company, or that during the two most recent fiscal years and through the date of this report, neither the Company nor anyone on its behalf has consulted with Mann Frankfort Stein & Lipp regarding either the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might by rendered on the Company's financial statements.

Very truly yours,


/s/ KPMG LLP